Exhibit 99.1

PFSWEB INC. FQ2 2017 EARNINGS CALL AUG. 07, 2017

Call Participants

EXECUTIVES

Michael C. Willoughby

Chief Executive Officer and Director

Sean Mansouri

Director

Thomas J. Madden

Chief Financial Officer, Chief Financial

& Accounting Officer and Executive

Vice President

ANALYSTS

George Frederick Sutton

Craig-Hallum Capital Group LLC,

Research Division

Mark Nicholas Argento

Lake Street Capital Markets, LLC,

Research Division

Michael Patrick Graham

Canaccord Genuity Limited, Research

Division

PFSWEB INC. FQ2 2017 EARNINGS CALL AUG.07, 2017

Presentation

Operator

Good afternoon, everyone, and thank you for participating in today’s conference call to discuss PFSweb’s financial results for the second quarter ended June 30, 2017. Joining us today are PFSweb’s CEO, Mr. Mike Willoughby; the company’s CFO, Mr. Tom Madden; and the company’s outside Investor Adviser — Relations Adviser, Sean Mansouri of Liolios Group. Following their remarks, we’ll open up your call for your questions. I would now like to turn the call over to Mr. Mansouri for introductory comments.

Sean Mansouri

Director

Thank you, Tom. Before we go further, I would like to make the following remarks concerning forward-looking statements: All statements in this conference call, other than historical facts, are forward-looking statements. The words anticipate, believe, estimate, expect, intend, will, guidance, confidence, target, project and other similar expressions, typically are used to identify forward-looking statements. The full disclaimer relating to forward-looking statements, as well as certain non-GAAP metrics used in our filings and this presentation, can be found in the Investors section of the PFS website under Safe Harbor Statement. I would like to remind everyone that this call will be available for replay through August 21, 2017, starting at 8:00 p.m. Eastern tonight. A webcast replay will also be available via the link provided in today’s press release, as well as available on the company’s website at pfsweb.com.

Any redistribution, retransmission or rebroadcast of this call in any way without the express written consent of PFS is strictly prohibited.

Now I would like to turn the call over to the Chief Executive Officer of PFSweb, Mr. Mike Willoughby. Mike?

Michael C. Willoughby

Chief Executive Officer and Director

Thank you, Sean, and good afternoon, everyone. As you may have seen earlier this afternoon, we issued a press release announcing our results for the second quarter ended June 30, 2017.

During the June quarter, we continued our efforts toward driving an improved 2017 financial result and executing at a high level on behalf of our client relationships. Our June quarter results were highlighted by an ongoing strength in our higher-margin professional services activity, including our consulting, agency and technology services, where we continue to see support for our wide array of offerings and platform experience for both B2C and B2B engagements.

We also had another solid quarter of project bookings in Q2, with approximately $14 million in bookings compared to approximately $10 million in the year-ago quarter. Project bookings for the Q4 2016 through Q2 2017 selling season have totaled approximately $35 million compared to $34 million for the Q4 2015 to Q2 2016 selling season last year. We are also carrying a strong pipeline of both B2B and B2C project opportunities into the second half of this year.

Before commenting further, I’d like to turn the call over to Tom to discuss our financial results. And then following Tom’s remarks, I’ll return to provide some additional highlights and comments, and then we’ll open up the call for your questions. Tom?

Thomas J. Madden

Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

Thank you, Mike, and good afternoon, everyone. Let’s go ahead and jump right into the results for the quarter.

Total revenues in the second quarter of 2017 increased to $78.1 million compared to $77.2 million in the same period of 2016. Our second quarter service fee equivalent revenue increased 6% to $55.1 million, with the increase driven by both new and expanded client relationships. As expected, our product revenue declined to $9.9 million compared to $11.4 million in the same period of 2016 due to ongoing restructuring activities by our last remaining client under this legacy business model and their discontinuation of certain product lines.

PFSWEB INC. FQ2 2017 EARNINGS CALL AUG.07, 2017

Service fee gross margin in the second quarter increased 140 basis points to 34.2% compared to 32.8% in the same period last year, with the increase driven primarily by agency and technology services activity in the 2017 quarter. Though Q2 gross margins came in above our targeted margin range of 27% to 32%, we expect gross margins to normalize back to the upper end of that range in the third quarter and then, as usual, come in at the lower to middle end of the range during Q4 as a result of the higher proportion of lower-margin fulfillment services, commensurate with the holiday period.

SG&A expenses during the second quarter were $20.7 million compared to $18.8 million in the year-ago quarter. This increase was partially the result of having a full quarter of Conexus-related SG&A expense in the 2017 result, as opposed to just a partial quarter in the prior year, since we acquired them in June 2016.

Additionally, our stock compensation charges increased over the prior year. Also note that both the June 2017 and 2016 quarters include approximately $1 million of acquisition-related, restructuring and other costs.

In 2017, the expenses primarily relate to an increased provision for the earn-out liability applicable to our CrossView acquisition, which is a result of improving forecasted financial results for that business.

For the second quarter of 2017, adjusted EBITDA increased 12% to $4.4 million compared to $3.9 million last year. As a percentage of service fee equivalent revenue, adjusted EBITDA was 7.9% compared to 7.5%.

Turning to the balance sheet. At June 30, 2017, cash and cash equivalents totaled $19.1 million and total debt was $53.7 million, resulting in a net debt position of approximately $34.6 million, which is relatively consistent with our position at December 31, 2016.

As we have stated on prior calls, our cash balance includes the benefit from the timing of certain cash collections received by PFS from our clients’ customers that are then later remitted to our clients.

Beginning in the September 2017 quarter, we expect this benefit to be reduced due to modification in the contract with one of our clients under this arrangement. The impact of this change is expected to be partially offset by lower capital expenditures now being forecasted for the year. We expect capital expenditures to be in the $6 million to $9 million range, including items purchased under capital lease and debt agreements, as compared to our prior guidance of $9 million to $12 million. This decrease is partially due to pushing back our plans to open a new distribution facility on the West Coast to early 2018, as opposed to this year.

As we look ahead to the rest of 2017, we are maintaining our previously issued 2017 guidance range for service fee equivalent revenue and adjusted EBITDA.

As a reminder, our targeted service fee equivalent revenue range for 2017 is $240 million to $250 million, and our targeted Adjusted EBITDA range is $23 million to $26 million. To meet these targets, over the next few months, we will be working not only towards driving further new client revenue opportunities, especially in our professional services area, but also working closely with our clients to sync up with their upcoming holiday expectations. Our primary objective is to drive improved adjusted EBITDA profitability as compared to the prior year, as we focus on operating efficiencies and prudent cost management.

As we look towards the third quarter, our sequential revenue will be negatively impacted by the transition of certain client engagements, including the party and costumes client, which we disengaged with during Q2. This is expected to be relatively offset by some new omnichannel-operations-related clients and continued strong professional services activity.

Overall, we expect Q3 service fee equivalent revenue and adjusted EBITDA to be more in line with our Q2 results and then followed by a strong fourth quarter, buoyed by the holiday peak volumes. This concludes my prepared remarks, and I’ll turn the call back over to Mike. Mike?

PFSWEB INC. FQ2 2017 EARNINGS CALL AUG.07, 2017

Michael C. Willoughby

Chief Executive Officer and Director

Thank you, Tom.

Before we move into the quarterly bookings, I want to comment briefly on our press release from earlier today regarding our new partnership with fashion retailer Charming Charlie. We are providing a range of services, including warehouse management, inventory control distribution and returns management here in the United States. We’re excited to bring this award-winning fashion retail brand into our portfolio and look forward to supporting them this holiday season. This contract was previously mentioned in the third quarter 2016 conference call, but I’m able to share this name with you today.

Moving right into bookings for the quarter. As a reminder, we are reporting bookings for the discrete quarter for which we’re reporting today. In this case, we’ll report bookings from Q2, which is April 1 to June 30, 2017.

In addition to disclosing the number of bookings each quarter, we’ll estimate the expected revenue from project engagements and the lifetime contract value for recurring revenue engagements, based on client-provided information and the expected length of the contract. You can review more detailed definition of these metrics and terms on the Investor page of our website or by referring to prior earnings calls.

For those of you new to PFS, the first 2 quarters of the year, along with Q4 from the previous year, combine to create what we call our B2C selling season. This is when we typically sell all B2C projects and operations engagements that will be implemented prior to this year’s holiday season. We are now approaching the end of the 2017 season. But this year, we have reason to believe that the window will be open a little longer than usual. I’ll have more to say on that later in the call. Bookings for B2B projects and operation engagements do not typically exhibit the same seasonality.

With that said, the second quarter, we booked 59 new agency and technology projects worth approximately $14 million, our highest project bookings quarter in over the year. We also booked 9 new recurring revenue service engagements worth approximately $13 million in lifetime contract value. The 9 recurring revenue engagement bookings include a variety of services ranging from retainer-based agency and hosting services, along with traditional operational services like fulfillment, order management and call center support.

Similar to last quarter, the largest of these bookings was a 3-year contract with an existing health and beauty client to add 2 more brands to their portfolio. We will provide a variety of services, including order management, order fulfillment, customer care and fraud management. Both of these solutions are now live, bringing this client portfolio to 13 separate brands. This 3-year engagement is estimated to be worth approximately $7 million in lifetime contract value for the 2 newly added brands. Overall, this client relationship continues to represent one of our marquee examples of the success we can have with our land-and-expand strategy.

Another 2 bookings include: One, a new 1-year e-mail marketing retainer through our LiveArea agency to provide services on the Salesforce Marketing Cloud platform; and one of the brands is a fashion accessories lifestyle brand; and the other is a major restaurant chain. Each booking is approximately $300,000 in contract value.

Moving onto project bookings. I’m very pleased to report such a strong quarter as we drove a significant sequential increase in project bookings revenue from the first quarter. The 59 bookings in Q2 include several new website builds, consulting services, digital marketing and other agency services. More specifically, we had a very strong quarter of activity on the Salesforce Commerce Cloud platform. We also participated in both of Salesforce’s U.S. and European Exchange conferences earlier this summer, which has helped lead to good traction and success in this channel.

To comment on a few of the new site builds on Salesforce Commerce Cloud, we signed an agreement with an iconic fashion brand to build their new flagship reference eCommerce site and launch a series of eCommerce sites based on that flagship store. In addition to the site-build services, the contracts includes discovery, creative design and program management. Go-live for the first production site is scheduled for September, with a series of additional site launches in

PFSWEB INC. FQ2 2017 EARNINGS CALL AUG.07, 2017

both the U.S. and Europe expected to go live over the next 12 to 18 months. We also signed a contract with a wool clothing and housewares brand to build their new site and provide some agency work. Go-live is scheduled for the end of September.

Next, we signed a contract with an Italian startup apparel brand to build their new European site, and this project is scheduled to go live in the third quarter.

And the last of our notable Salesforce Commerce Cloud new client bookings is a contract with a leading national general merchandise retailer to build their new site. This particular contract was preceded by 2 discovery contracts, by which we engaged with the client to gather the appropriate scope and guided them through a process of setting up the new project. This new site is scheduled to go live in Q4 of 2017. In addition to these new client opportunities, we also signed a number of new projects with existing clients to support their Salesforce Commerce Cloud platform activity.

On the B2B side, we have continued to see a strong professional services activity as well. This includes an ongoing nice pipeline of work with our existing IBM WebSphere clients, as well as new and existing client activity on the SAP Hybris platform. On the new client front, we signed a large B2B implementation contract on the SAP Hybris platform with an existing veterinarian products client. We previously signed a define and design contract with this client towards the end of last year, with the goal of working towards this larger engagement. This new implementation contract is worth approximately $1.2 million.

In regards to the Oracle Commerce channel, we signed a 1-year retainer for a managed services contract with an existing footwear retail client. Worth about $900,000, this is a good example of the type of deals we will likely see in regards to this Oracle channel in the near future, as we see the new cloud platform experience a lower adoption rate among larger enterprise accounts compared to the former ATG platform. We will continue to nurture the clients we have on the legacy ATG platform and provide the necessary services they need to be successful.

As I mentioned previously, B2B projects do not typically have a predictable seasonality associated with them. However, we are seeing a strong trend within our current pipeline that would lead us to believe this segment can be stronger in Q3 and Q4 this year, as was the case last year. We look forward to revisiting this topic next quarter as these deals move to closure.

We hope to share many of the names of these new brands with you later this fall when their new site goes live.

As a reminder, we refer to our global portfolio as engagements, which can be defined as a single eCommerce operation or a single brand with a recurring revenue stream from any of our services segments. We currently maintain approximately 170 active client engagements to provide services from our agency, technology or operations business segments. The total number of active recurring revenue engagements is down somewhat from our last reported number, due in part to the previously discussed effort during Q1 and Q2 to discontinue certain recurring revenue operations engagements that did not meet our profitability targets. This includes the party supplies and costumes client engagement which was terminated earlier this year and successfully transitioned out during Q2. Although these client disengagements contributed to a somewhat lower revenue growth rate for 2017, we anticipate these actions will help boost our 2017 adjusted EBITDA performance, particularly in the Q4 holiday season.

Referring back to my previous comment about approaching the end of our B2C selling season, I want to comment a bit for clarity. We are excited about the ongoing momentum in our booking activity. While this time of year is typically the end of our B2C selling season, we are still anticipating strong new bookings in Q3 based on the current outlook in our pipeline. While these specific opportunities would be too late to fully implement before the holiday season, they would partially contribute to our revenue in 2017, with launches planned in early 2018.

If you compare the cumulative bookings revenue and lifetime contract value for the 2016 B2C selling season versus this year’s B2C selling season, you’ll see a fairly significant gap. And the primary reason for this gap is our previously stated strategic decision to be much more selective on-boarding large new fulfillment operations opportunities.

It’s important to keep in mind that we had a record amount of recurring revenue bookings in Q2 of 2016, where we booked $85 million in lifetime contract value, primarily from 2 large new fulfillment clients that went live prior to last holiday.

PFSWEB INC. FQ2 2017 EARNINGS CALL AUG.07, 2017

As previously discussed, last year’s engagement bookings performance was unprecedented in our company’s history, with 3 large fulfillment deals launched in rapid succession in Q2 and Q3 of 2016. While all 3 large clients were launched prior to their holiday period, the rapid launches resulted in the operational and financial challenges we discussed earlier this year, and have caused us to reevaluate our sales priorities in our operations area this year, focusing on profitability over lower-margin revenue growth.

We will continue to focus on small to medium-sized fulfillment contracts at higher margins that can occupy current available facility capacity.

As a result, the engagement bookings in 2017 will naturally generate lower revenue, however, with stronger growth and adjusted EBITDA margins. I’m confident that this strategy is appropriate for this holiday season, as we focus on operational excellence for our existing clients, as well as the handful of new operations accounts that are still planned to go live this year.

As Tom noted, we are targeting our 2017 service fee equivalent revenue to grow mid- to high single digits, with adjusted EBITDA growth of 26% to 43%. Our primary longer-term objective continues to be increasing our adjusted EBITDA performance as a percentage of revenue from approximately 10% this year to 12% to 13% within the next few years. We anticipate driving this increase in profitability through a continued emphasis on growing our professional and technology services at a higher rate than the lower-margin operation services, driving higher-margin technology-related service offerings while also remaining focused on cost controls and limiting SG&A growth.

Tom and I look forward to continue engaging with all of our investors to answer questions and communicate our exciting story, and we’ll have many opportunities to meet with you at various conferences over the next quarter. And as always, we’re happy to make ourselves available by phone.

Operator, we’ll now open the call up for question-and-answer.

PFSWEB INC. FQ2 2017 EARNINGS CALL AUG.07, 2017

Question and Answer

Operator

[Operator Instructions] Our first question comes from Michael Graham with Canaccord.

Michael Patrick Graham

Canaccord Genuity Limited, Research Division

I just wanted to ask 2 questions. One is on the gross margin progression. Tom, you mentioned that Q4 would typically see a lower SSE margin from fulfillment, which I get. Just wondering why that would be the case in Q3? And then, Tom, I just wanted ask on the pace of bookings. It seems like notwithstanding what happened in Q2 of last year, it seems like based on your relatively strong bookings this Q2 and your comment about Q3 having a pretty good pipeline, that maybe that selling season is getting pushed a little bit later in the year. I’m just wondering if that’s true and if you could shed any light on that.

Thomas J. Madden

Chief Financial Officer, Chief Financial & Accounting Officer and Executive Vice President

Okay. I’ll take the first one and then I’ll turn it over to Mike for the second piece of that. So on the gross margin, as per my comments, we were above the range from a gross margin percentage performance in Q2. We were pleased with that performance. I am, I guess, hesitant to adjust the range at all. I think that we did have some nice project activity that that provided incremental benefit to us this past quarter. And while I expect the gross margin performance to continue to be strong, because of the influence that professional services activity, I’m not yet ready to adjust the guidance to a higher level based on Q2 alone. So I think it’s more appropriate for us to kind of anticipate, like I think I have been consistent in doing, in saying that during the normal quarters of the year, outside the holiday peak volume, that we should expect to be at the higher end of that range, and then with some decline as we look at that fourth quarter activity level.

Michael C. Willoughby

Chief Executive Officer and Director

And then, Michael, with regard to the question on bookings, I think a couple of interesting things there. One is, just as you mentioned, we did see a bit of a flip between Q1 and Q2, this year versus what we saw last year, where Q1 was stronger than Q2 last year, Q2 was stronger than Q1 this year. And so we ended up kind of seeing more deals push into Q2, and get signed and start being implemented in Q2 versus a little bit earlier in the year last year. Maybe what’s more interesting is the strength of the pipeline going into Q3. We have observed internally that this year it seems like, compared to prior years, we have a lot more B2C opportunities where the client is targeting an early 2018 launch and going through a sales cycle, choosing a provider and getting started in the back half of the year, knowing that they want to get out ahead of things and launch earlier in the year. Were that to be sustained and we’re able to close some of these opportunities, it would actually be a favorable trend, where we see these kind of opportunities coming in and being able to work on those in the back half of the year, and not necessarily run that same fire drill that we sometimes see, where people put off the decision to even look for a partner or sign a contract until late in the year. And then all of a sudden, you have to, as I said, run a fire drill to get the contract signed and project implemented. So if that’s the case, then we may see our selling season smooth out just a little bit, where we’re able to continue booking deals throughout the year and just target the launch appropriately based on the starting of the project. And then the last thing I would say on the bookings is, the B2B opportunities continue to sort of defy any kind of seasonality patterns. We see the nice pickup over the past month or so in B2B opportunities, and it looks like if we would bring the projects to closure, we would once again, like we did last year, have a strong finish out to B2B projects in the back half of the year.

Michael Patrick Graham

Canaccord Genuity Limited, Research Division

And just a quick follow-up on that, Tom. Have you transitioned sales headcount away from fulfillment towards technology? And is that part of the reason for some of the strength in bookings?

PFSWEB INC. FQ2 2017 EARNINGS CALL AUG.07, 2017

Michael C. Willoughby

Chief Executive Officer and Director

Well, we certainly have grown the sales organization on the professional services side relative to the BPO site. Our sales headcount strength is consistent on the BPO side. I think we’ve retargeted some of the business development, kind of outbound sales activities on that side, to target the more lucrative small to medium-sized fulfillment opportunities. And we are focused on a couple of key vertical markets, where we know we can be very successful and where we can drive the, relatively speaking, higher-margin fulfillment activities. But the investments that we’ve made over the past 2 years in sales and marketing have been largely on the professional services side, just based on the opportunities we perceive we have in the market there.

Operator

We’ll take our next question from George Sutton with Craig-Hallum.

George Frederick Sutton

Craig-Hallum Capital Group LLC, Research Division

Just to clarify, relative to the Q3 expectations and your pipeline coming into Q3, you had mentioned that some clients were looking to start in early 2018. I also believe you mentioned you’re being more selective, and therefore, waiting for better situations. Am I hearing that part of it correctly? And how significant is that as a portion of your pipeline?

Michael C. Willoughby

Chief Executive Officer and Director

So the selectivity applies to the fulfillment side of the business. So I think we had said earlier this year, based on our experience, taking on 3 large fulfillment deals and rushing them into production before the holiday, that, that was not a good thing for us to do. This year, we have been focused on getting the 2 remaining of those large fulfillment operations into good shape and operating and contributing appropriately, and really focused on smaller to mid-sized deals where we can move them into some of that existing capacity that was freed up by moving the costumes and party supplies client out. That selectivity doesn’t really apply to the professional services side. We are looking at a broad range of opportunities across our platform practices. We are, I think, responding to a wide variety of opportunities in a lot of different verticals, so we’re really not feeling constrained there. And the 2018 comment that I made was specifically about website launch projects, not necessarily about fulfillment opportunities, although we have a nice pipeline of fulfillment opportunities as well that would implement in 2018. The pattern we would hope to establish every year, is that you’re selling to and closing fulfillment deals in the back half of the year that will implement in the first half of the next year. But just to clarify, the strength of the pipeline comment earlier was around the professional services business, not necessarily the fulfillment business.

George Frederick Sutton

Craig-Hallum Capital Group LLC, Research Division

Got you. I was intrigued that in your prepared comments you called out 4 different platforms in terms of success you were seeing, Salesforce, Oracle, SAP, IBM in different deal wins. Was that intended to explain that you are seeing a breadth of demand across the different platforms more so than you might have been seeing last year?

Michael C. Willoughby

Chief Executive Officer and Director

Well, I don’t know that we went in with that in mind, although I think it does illustrate that. We just actually pulled out some of the chunkier engagements that we had from that 59 total. And it just so happens that some of the larger ones did actually cross across all platforms. I would say that we’ve had some pretty nice Magento wins as well and continue to see a strong pipeline there. So we’re actually seeing opportunities across all 5 platforms. But as you listen to the comments, it’s certainly no accident that we started off with Salesforce Commerce Cloud, which is our most vibrant and successful platform practice, followed by Hybris, where we continue to see really good traction on the B2B side of it. And I wanted to call out Oracle, because while we did have a real nice win there with that managed services contract, we aren’t really expecting to, in the near term, announce new wins with new builds, just because of the low adoption rate the new Oracle Commerce Cloud product has in the market. That could change as we look to the future, but currently, it

PFSWEB INC. FQ2 2017 EARNINGS CALL AUG.07, 2017

really is a market where we look to support the current clients that are already on that ATG platform. So from time to time, we might announce a new managed services contract, but I wouldn’t look to see a lot of new announcements coming out in Oracle in the near future.

George Frederick Sutton

Craig-Hallum Capital Group LLC, Research Division

One other thing, if I could. On the CrossView turnaround, so that obviously had some challenges last year, you’re now expecting to make earn-out payments. Can you just give us a quick snapshot of the turnaround that’s occurred there in the last several months?

Michael C. Willoughby

Chief Executive Officer and Director

Yes, happy to. So, that part of our business, which consists of the Hybris and the IBM platforms, has done a really good job of making the most of opportunities there. The 2 sides of that business were quite different, with the IBM practice really focused on doing a good job on the current clients that we already have there and looking for clients that are already installed on WebSphere, where we can help them, perhaps, take away from one of our competitors. So I wouldn’t anticipate that particular platform experiencing a lot of growth in the future, but it is a mature and vibrant technology ecosystem. The Hybris side of it is what’s contributing to the growth. And when you describe the result as a turnaround, I wouldn’t disagree, but it does really reflect the expansion of that Hybris practice. And if you went all the way back to when we announced the acquisition of CrossView, it really was in anticipation of what we thought to be the growth potential in the Hybris side more than it was being excited about the IBM platform. The disappointing results we had early part of last year was really a result of that IBM practice shrinking at a faster rate than we anticipated. So now that the Hybris practice is starting to ramp up, you’re starting to see an offset to the extent that this year, we now expect them to perform at or above the top level target we established to pay out the earn-out payments. So that’s very good news for us.

Operator

And we’ll take our next question from Mark Argento with Lake Street Capital Markets.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

Just wanted to drill down a little bit on better understanding kind of where you are from a capacity perspective. Obviously, it looks like you’re signing a decent amount of new activity, both on the services side but also on the ops side. Can you talk a little bit about where you are in terms of have you signed enough new business on the ops side to backfill any excess capacity that you have, given the roll-off of some of the lower-margin business?

Michael C. Willoughby

Chief Executive Officer and Director

Sure. So we would look at capacity on the 2 sides of the businesses a little bit differently. Obviously, on the operations side, we’re talking about typically capacity in a fulfillment center or across our network of fulfillment centers or call center seats. We are focused this year on really selling into the existing capacity that we freed up with the disengagement of some of these lower profitability operations clients. So I think at the end of the year, based on what we’re seeing now, we’ll be at a pretty good normalized capacity level. The new client wins that we have been announcing recently are moving into the space that was freed up by the costumes and party supplies client. I think we still have capacity to sell in that building, and are looking forward to slotting additional health and beauty and personal care clients in there as they come on board, both from existing clients and new wins. That particular space is just really well suited for that type of business. One of our other facilities that we have excess capacity in, we anticipate through a combination of current client expansions and some new client activities, and potentially subleasing a portion of that space, which is a little bit less desirable space in our network, that will normalize the level there. So I would expect at the end of the year that we’re getting back to what we would consider to be typical utilization, and that does bring us back around to the need to open that West Coast facility. As Tom mentioned in his comments, we pushed that back, so that we’re not going really to start working on that intensively till after the holiday. We felt like the client demand and where our capacity was, that was the right decision, and it also has a sort of positive benefit to our CapEx expenditures this year. But we still are targeting

PFSWEB INC. FQ2 2017 EARNINGS CALL AUG.07, 2017

in early 2018 to open a facility on the West Coast in support of current clients that want to have us support them in that geography. And then on the professional services side, we’re in a great position where we’ve have the flexibility in our global offices in Bangalore and in Bulgaria, to be able to flex to the demand without necessarily having to hire a lot of new headcount in that area. So as we look at the projects that are currently being implemented in Q3, as those wrap up, we would hope that the deals that we’re moving to closure, we sign and we start working on them and transition directly from one project to the other. We do find ourselves in a position here in the U.S. where we are hiring for certain positions, client-facing positions like technical architects and project managers, but that’s just kind of normal course for us to staff up and meet as we have certain projects come along. We will, in certain cases, use contractors where we need to, if we feel like we’ve have a need for a peak of project activity that may not continue into the future. But where we have the opportunity, we obviously look to bring on talent in permanent positions there. So I think we’re in good shape on the capacity on that side as well.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

That’s helpful. And then just one more of a kind of a higher-level strategic question. Obviously, everybody’s been hearing about Amazon recently. Obviously, the big acquisition announcement of Whole Foods. Has your phones started to light up in terms of maybe retailers — typically, I know you work more with vendors or brands, but looking strategic opportunities on the retail side, trying to help some of the bricks-and-mortar guys figure out how to get in the game a little bit more? Is there anything kind of new or different in and around that?

Michael C. Willoughby

Chief Executive Officer and Director

Well, I certainly think that the announcement of the acquisition of Whole Foods by Amazon has created a new level of intensity in discussions around omnichannel commerce. We’ve had a lot more discussions over the past month with brands and retailers that have been toying with the idea that it is now become a very strategic requirement and a board-level conversation, which gets us very excited, because I think we’re perfectly positioned to help brands and retailers that do have a store footprint, to utilize that store footprint for fulfillment or if they’ve got regional DCs that they’re currently using for store replenishment, to be able to repurpose a portion of that facility for metro or regional fulfillment. We’ve been talking about this for 3 or 4 years, and we’ve had clients who are out ahead of that and they’re happy that they’ve made the decision to make those investments. But I do expect that the reality that Amazon will have a retail footprint and will be supporting pick-up-in store and ship-from-store activities out of that footprint, beginning with Whole Foods and then who knows what’s next, will make that conversation a lot more serious and open up opportunities for us. And it certainly has started with conversation, and I would hope that we start to see a build as pipeline opportunity in the back half of this year and the first part of next year, with an increase in kind of omnichannel engagements. And if that happens, we certainly will highlight that as a pattern as we go forward. But thanks for bringing that up, Mark. That’s really has been something that’s new and that’s created a different vibe in our industry since that announcement was made.

Operator

[Operator Instructions] And with no further questions left in our queue, we would like to conclude our question-and-answer session. At this time, I would like to turn the call back over to Mr. Willoughby for closing remarks.

Michael C. Willoughby

Chief Executive Officer and Director

All right, thank you, Tom. I’d like to thank everyone that attended the call today. We’re very excited about the many developments in our business, and we do look forward to speaking with our investors and analysts when we report our third quarter results in November and at some of the upcoming conferences that we are looking to attend, we will announce those as they come up. I hope everyone is having a great summer, and we look forward to seeing you the next time we can.

Operator And ladies and gentleman, this does conclude today’s teleconference. You may now disconnect your line. Thank you for your participation.